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                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                               SIX MONTHS
                                                                 ENDED
                                                                JUNE 30,
                                                              ------------
                                                              1999    1998
                                                              ----    ----
Income from continuing operations...........................  $105    $175
Add:
     Interest...............................................   109      97
     Portion of rentals representative of interest factor...    14      11
     Preferred stock dividend requirements of majority-owned
      subsidiaries..........................................    13      14
     Income tax expense (benefit) and other taxes on
      income................................................    68      92
     Amortization of interest capitalized...................    --      --
     Undistributed (earnings) losses of affiliated companies
      in which less than a 50% voting interest is owned.....    --      --
                                                              ----    ----
          Earnings as defined...............................  $309    $389
                                                              ====    ====
Interest....................................................  $109    $ 97
Interest capitalized........................................    --      --
Portion of rentals representative of interest factor........    14      11
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................    22      22
                                                              ----    ----
          Fixed charges as defined..........................  $145    $130
                                                              ====    ====
Ratio of earnings to fixed charges..........................  2.13    2.99
                                                              ====    ====
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